SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                                     Form 8-K

                                  CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported)   April 30, 1994

                        ARIZONA PUBLIC SERVICE COMPANY
              (Exact name of registrant as specified in its charter)

       Arizona                  1-4473              86-0011170
   (State or other              (Commission         (IRS Employer
   jurisdiction of              File Number)        Identification
   incorporation)                                   Number)


   400 North Fifth Street, P.O. Box 53999, Phoenix, Az 85004
   (Address of principal executive offices)         (Zip code)


   Registrant's telephone number, including area code (602)250-1000





                              NONE
   (Former name or former address, if changed since last report)



   ITEM 5.
     Other Events

        Palo Verde Nuclear Generating Station

        As previously reported, tube cracking in the steam generators of the Palo Verde Nuclear Generating Station ("Palo Verde") adversely affected operations in 1993, and will continue to do so in 1994 and probably into 1995, because of the cost of replacement power and maintenance expense associated with unit outages and corrective actions required to deal with the issue. See Note 10 of Notes to Financial Statements in Part II, Item 8 of Arizona Public Service Company (the "Company") Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

             Palo Verde Unit 2

        The operation of Palo Verde Unit 2 has been particularly affected by this issue. The Company has encountered axial tube cracking in the upper regions of the two steam generators in Unit 2. This form of tube degradation is uncommon in the industry and, in March 1993, led to a tube rupture and an outage of the unit that extended to September 1993, during which the unit was refueled. In March 1994, a mid-cycle inspection outage was completed which revealed further tube degradation in Unit 2. The outage included, among other things, inspecting and chemically cleaning each of Unit 2's steam generators, and subsequently starting the unit up using boric acid in the secondary water system. Unit 2 is scheduled for another mid- cycle inspection outage in the fall of 1994. The Unit 2 refueling and maintenance outage which was originally planned for the fall of 1994 is now scheduled to be completed in early 1995.

             Palo Verde Unit 3

        Palo Verde Unit 3 is currently in a refueling outage, during which the Company is inspecting and chemically cleaning each of Unit 3's two steam generators, and the unit will be started up with boric acid in the secondary water system. The Company's inspection of one of these generators has revealed axial cracking in a small number of tubes in the upper region of the generator. As a result, the Company is expanding the scope of its inspection of this steam generator to obtain additional information about the extent and severity of the axial cracking. Similar inspections have not yet been completed in the other steam generator, but the Company expects that these inspections will be completed within the next few weeks. The Company currently expects that Unit 3 will be restarted in June. However, in light of the axial cracking that the Company has found to date, the Company anticipates that Unit 3 would be removed from service in late 1994 for a mid-cycle inspection of steam generators.

             Palo Verde Unit 1

        Palo Verde Unit 1 is scheduled for a refueling outage beginning in March 1995. In late 1993 the Company concluded that Unit 1 could be safely operated until the 1995 outage and submitted its supporting analysis to the Nuclear Regulatory Commission. However, in light of the axial cracking found in one of the Unit 3 steam generators, the Company is currently evaluating the potential need for a mid-cycle steam generator tube inspection outage in Unit 1 late in 1994.

             General

        Although its analysis is not yet completed, the Company believes that the axial cracking in the Unit 2 and Unit 3 steam generator tubes is due to the susceptibility of tube materials to a combination of deposits on the tubes and the relatively high temperatures at which all three units are currently designed to operate. The Company also believes that it can retard further tube degradation to acceptable levels by remedial actions, which include chemically cleaning the generators and performing analyses and adjustments that will allow the units to be operated at lower temperatures without appreciably reducing their power output. Chemical cleaning has been completed in Unit 2 and is being performed on Unit 3 during its current refueling outage. The temperature analyses should be concluded within the next several months. In the meantime, the lower temperatures will be achieved by operating the units at less than full power (86%).

        The Company previously reported that all three units should be returned to full power by mid-1995, and one or more of the units could be returned to full power during 1994. However due to the axial cracking found in Unit 3, the Company cannot currently predict when one or more of the units will be returned to full power.

        As a result of the Unit 2 mid-cycle outage and operating the units at reduced power during the three months ended March 31, 1994, the Company incurred additional fuel and purchased power costs totaling about $10 million (before income taxes). During the last nine months of 1994, the Company expects to incur replacement power costs related to a mid-cycle inspection outage at Unit 2 and operating the three units at 86% power averaging approximately $1.5 million (before income taxes) a month, which costs may continue into 1995. In the event that mid- cycle inspection outages are necessary in late 1994 for Units 1 and 3 and assuming that each such outage will last forty (40) days, the replacement power costs for both outages are estimated to total approximately $7 million (before income taxes). Fuel and purchased power costs increased $15.5 million (before income taxes) in 1993 due to Palo Verde outages and reduced power operations related to steam generator tube cracking.

        The Company estimates that additional operations and maintenance expenses totaling approximately $6 million (before income taxes) will be incurred if mid-cycle inspection outages are performed at Units 1 and 3 in late 1994.

        When tube cracks are detected during any outage, the affected tubes are taken out of service by plugging. That has occurred in a number of tubes in all three units, particularly in Unit 2, which is by far the most affected by cracking and plugging. The Company expects that because of the foregoing remedial actions the rate of plugging will slow considerably and that, while it may ultimately reach some limit on plugging, it can operate the present steam generators over a number of years.


                                    SIGNATURES


   Pursuant to the requirements of the Securities and Exchange Act of

   1934, the Company  has duly  caused this  report  to be  signed on its behalf  by the undersigned thereunto duly authorized.



                                   ARIZONA PUBLIC SERVICE COMPANY
                                           (Registrant)


   Dated:    May 6, 1994           By Nancy E. Newquist
                                   --------------------
                                      Nancy E. Newquist
                                      Treasurer